UNITED STATES DISTRICT COURT

             FOR THE MIDDLE DISTRICT OF NORTH CAROLINA

                        SALISBURY DIVISION

ROBERT B. REICH,                    )
Secretary of Labor,                 )               FILE NO.
United States Department of Labor,  )
                                    )              4:93CV457
                   Plaintiff,       )
       v.                           )
                                    )
Food Lion, Inc.,                    )
                                    )             C O N S E N T
                   Defendant.       )            J U D G M E N T

This cause came on for consideration upon plaintiff's motion, and defendant, waiving service of process, and without admitting any violation of the Fair Labor Standards Act, 29 U.S.C. 201, et seq., consents to the entry of this Judgment, without further contest. It is, therefore,
     ORDERED, ADJUDGED, and DECREED that defendant, its agents, servants, employees and all persons in active concert or participation with them who receive actual notice hereof are permanently enjoined from violating the provisions of the Fair Labor Standards Act, in any of the following manners:
     1.  They shall not, contrary to 6 and 15(a)(2) of the Act,
29 U.S.C. 206 and 215(a)(2), pay any employee who is engaged in commerce or in the production of goods for commerce, or who is employed in an enterprise engaged in commerce or in the production of goods for commerce, within the meaning of the Act, wages at a rate less than the applicable minimum hourly rate prescribed by said 6 as now in effect or which hereafter may be made applicable by amendment thereto.
     2.  They shall not, contrary to 7 and 15(a)(2) of the Act,
29 U.S.C. 207 and 215(a)(2), employ any employee in commerce or in the production of goods for commerce, or in an enterprise engaged in commerce or in the production of goods for commerce, within the meaning of the Act, for more than 40 hours in a workweek unless such employee is compensated for such hours in excess of 40 at an overtime rate of at least one and one-half times the regular rate at which such employee is employed.
     3. They shall not, contrary to 11(c) and 15(a)(5) of the Act, 29 U.S.C. 211(c) and 215(a)(5), fail to make, keep and preserve adequate and accurate employment records as prescribed by the regulations found at 29 C.F.R. 516.
     4. They shall not, contrary to 12(c) and 15(a)(4) of the Act, 29 U.S.C. 212(c) and 215(a)(4), employ, suffer or permit minors to work in commerce or in the production of goods for commerce, or in an enterprise engaged in commerce or in the production of goods for commerce, within the meaning of the Act, under conditions constituting child labor as defined in 3(1) of the Act, 29 U.S.C. 203(1), and the regulations found at 29 C.F.R.
570. Particularly, they shall not, contrary to the regulation found at 29 C.F.R. 570.35, employ minors under the age of 16 years for more hours than permitted or during hours not permitted thereby, or contrary to regulations found at 29 C.F.R. 570.61-.63, employ minors under the age of 18 years in occupations declared therein to be hazardous.
     5. They shall not discharge or in any other manner discriminate against any employee in violation of 15(a)(3) of the Act, 29 U.S.C. 215(a)(3).
     IT IS FURTHER ORDERED, ADJUDGED, and DECREED that defendant hereby is restrained from withholding payment of back wages in the total amount of $13,200,000 due employees for the periods of employment and in the amounts indicated with respect to each, as set forth in the attached settlement agreement.
     IT IS FURTHER ORDERED, ADJUDGED, and DECREED that defendant shall not solicit, accept or attempt to accept from any individual who receives back wages pursuant to this Judgment, a return of any portion of such back wages.
     IT IS FURTHER ORDERED, ADJUDGED, and DECREED that defendant shall pay $2,000,000 in Fair Labor Standards civil money penalties and $1,000,000 in Child Labor civil money penalties pursuant to 16(e) of the Act, as set forth in the attached settlement agreement.
     IT IS FURTHER ORDERED, ADJUDGED, and DECREED that defendant shall post copies of this Judgment and attached settlement agreement in all of defendant's establishments in conspicuous places on the premises where notices to employees and applicants to employment are customarily posted. Such posting shall begin no later than three days after entry of this Judgment and shall remain posted for 60 days thereafter.
     IT IS FURTHER ORDERED, ADJUDGED, and DECREED that court costs of this action hereby are taxed to the defendant for which execution may issue. Each party shall bear such other of its own fees (including attorney's fees) and expenses as were incurred by it in connection with any stage of this case.
     This       day of                                  , 1993.


                                      UNITED STATES DISTRICT JUDGE

Defendant consents to entry           Plaintiff moves entry of
of the foregoing Judgment:            the foregoing Judgment:

FOOD LION, INC.                       THOMAS S. WILLIAMSON, JR.
                                      Solicitor of Labor

By:                                   WILLIAM H. BERGER
     GEORGE R. SALEM, P.C.            Deputy Regional Solicitor

Akin, Gump, Strauss, Hauer,
  & Feld, L.L.P.                      ROBERT L. WALTER
1333 New Hampshire Avenue, NW         Attorney
Suite 400
Washington, DC  20036                 By:
(202)  887-4140                           ROBERT L. WALTER
(202)  887-4288  (FAX)                    Attorney

                                      Office of the Solicitor
                                      U.S. Department of Labor
                                      1371 Peachtree St., N.E.
                                      Room 339
                                      Atlanta, GA  30367
                                      (404)  347-4811
                                      (404)  347-7716  (FAX)

                                      Attorneys for Plaintiff






                       SETTLEMENT AGREEMENT


     The following Settlement Agreement is entered into between the U.S. Department of Labor ("the Department") and Food Lion, Inc. ("the Company") (collectively "the Parties").
     1. By entering into this Agreement, the Company does not admit any violations of the Fair Labor Standards Act ("FLSA"), nor is this agreement to be considered an admission by the Company of violations of the FLSA. This agreement may not be introduced as evidence in any proceeding without the consent of the Parties.
     2. This Agreement will resolve all outstanding issues between the Department of Labor and the Company relating to minimum wage, overtime compensation, recordkeeping, child labor and discrimination provisions of the FLSA up to the date of its execution.
     3. The Parties to this Agreement shall work cooperatively to promote and assure compliance with the provisions of the FLSA. In furtherance thereof, the Company has agreed to implement a Compliance Plan to establish mechanisms to promote and assure compliance with the provisions of the FLSA. The Wage-Hour Division of the Department's Employment Standards Division ("Wage-Hour") will provide materials and assistance for training of company managers in the requirements of the law.
     4. The Company will, on a quarterly basis for a period of three years, prepare and maintain a report listing any problems or complaints which have arisen concerning the FLSA, and information regarding how those problems or issues have been resolved. The first such report will be prepared on or before November 1, 1993, and cover the period from the signing of this Agreement through September 30, 1993. Thereafter, such reports covering quarterly periods ending on December 31, March 31, June 30, and September 30 shall be prepared within 30 days after the end of the applicable quarterly period. The Company will make these reports available for Wage-Hour's review upon request.
     5. Pursuant to the Consent Judgment, to which this Settlement Agreement is attached, the Company shall pay a total of $16.2 million, which includes $13.2 million in backwages for current and former employees, $2 million for FLSA civil money penalties, and $1 million for Child Labor civil money penalties. The Company shall hold in an interest-bearing escrow account the said amount of $16.2 million for distribution of the backwages to current and former employees and payment to Wage-Hour of the civil money penalties, $8.1 million of which is to be transferred to the escrow account within 90 days of the date of the signing of this Agreement, and $8.1 million of which is to be transferred by January 5, 1994. All interest accrued in the escrow account shall become a part of the fund for distribution to current and former employees.
     6. The Company shall compute backwages on the basis of formula(s) to be supplied to the Company by Wage-Hour for each job category listed in Attachment A, and prepare individual checks for the backwages, less deductions for all applicable taxes and employee contributions to FICA, for current and former employees employed since December 7, 1989, in job categories listed in Attachment A, excluding the current and former employees who are plaintiffs as of August 2, 1993, in private FLSA Section 16(b) litigation against the Company. Wage-Hour shall thereupon distribute the checks to the employees due backwages under this Agreement. Any amounts determined to be not distibutable, or amounts not distributed by Wage-Hour within the period of three
(3) years after the receipt of the backwage checks by Wage-Hour from the Company because of inability to locate the proper persons or because of such person's refusal to accept such sums, shall be deposited in the Treasury of the United States as miscellaneous receipts.
     7. Payment of the $2 million in FLSA civil money penalties and $1 million in Child Labor civil money penalties shall be made to the Department of January 7, 1994.
     This 30th day of July, 1993.


FOOD LION, INC.                  UNITED STATES DEPARTMENT OF LABOR



By:                              By:
     GEORGE R. SALEM, P.C.            THOMAS S. WILLIAMSON, JR.
     Akin, Gump, Strauss, Hauer,      Solicitor
       & Feld, L.L.P.                 U.S. Department of Labor
     1333 New Hampshire Ave., NW      200 Constitution Avenue, NW
     Suite 400                        Washington, DC  20210
     Washington, DC  20036


                           ATTACHMENT A



JOB CATEGORIES

Market Manager

Grocery Manager

Produce Manager

Customer Service Manager

Meat Wrapper

Meat Cutter

Stocker

Produce Clerk